APA Corporation Announces Appointment of Robert P. Rayphole as Vice President, Chief Accounting Officer and Controller

HOUSTON, Nov. 10, 2025 -- APA Corporation (Nasdaq: APA) today announced that Robert P. Rayphole has been promoted to vice president, chief accounting officer and controller, effective Nov. 15.

Rayphole will lead APA’s Accounting department, providing global oversight of the company’s accounting organization and overseeing financial reporting, accounting operations and compliance with U.S. GAAP and SEC requirements. The role of chief accounting officer and controller was previously held by Rebecca A. Hoyt, who announced her retirement earlier this year after 33 years of dedicated service with the company.

“I am pleased to welcome Rob to APA’s leadership team,” said APA Chief Financial Officer Ben Rodgers. “With his deep expertise in financial reporting, accounting and internal controls, Rob will play a key role in supporting APA’s commitment to transparency, financial accuracy and operational excellence across our global finance organization. I would also like to thank Becky for her exceptional leadership and 33 years of dedicated service to the company.”

Rayphole joined the company in 2002, earning positions of increasing responsibility, including being named assistant controller in 2011. Before joining APA, Rayphole was an audit manager at Arthur Andersen LLP, an independent accounting firm, from 2000 to 2002. He holds both a bachelor's and a master's degree in accounting from Texas A&M University.

About APA

APA Corporation owns consolidated subsidiaries that explore for and produce oil and natural gas in the United States, Egypt and the United Kingdom and that explore for oil and natural gas offshore Suriname and elsewhere. APA posts announcements, operational updates, investor information and press releases on its website, www.apacorp.com.

Contacts:

Investor: (281) 302-2286
Media: (713) 296-7276
Website: www.apacorp.com

APA-G